Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 20, 2007 with respect to the consolidated financial statements of Chaparral Steel Company included in the report on Form 6-K of Gerdau S. A. dated April 11, 2008, and incorporated by reference in this Registration Statement on Form F-3 and related prospectus of Gerdau S. A. for the registration of preferred shares and ADSs representing preferred shares.

/s/ Ernst & Young LLP

Dallas, Texas
April 11, 2008